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  CONTACT:  Kay Cook                                                  Exhibit 99
  TELEPHONE:     501/378-1207
  RELEASE DATE:  Immediate


                          WORTHEN BANKING CORPORATION
                                  NEWS RELEASE


       LITTLE ROCK, AR, (October 14, 1994) --- Andrew Melton, executive vice president, treasurer and chief financial officer of Worthen Banking Corporation (ASE:WOR) today announced his resignation from Worthen.

       Melton, who joined Worthen Banking Corporation in 1986, stated, "After eight and a half years of participating in Worthen's recovery and return to the premier financial institution in Arkansas, I feel it's time to move on to other challenges. I am confident that the remaining management team at Worthen will achieve a smooth transition to Boatmen's."

       Worthen Banking Corporation announced on August 18, 1994, that it had entered into an agreement in which Boatmen's Bancshares Inc. (NASDAQ:BOAT) would acquire 100% of the outstanding shares of Worthen Banking Corporation in a one-to-one stock exchange transaction. The agreement with Boatmen's to acquire Worthen is the culmination of the record of achievement compiled by Worthen from substantial net losses incurred 1985 - 1987 to record profits earned during the early 1990's.

       Curt Bradbury, chairman and chief executive officer of Worthen Banking Corporation, stated, "Andrew made significant contributions to the success of our company. He was instrumental in the expansion of Worthen's presence through acquisitions in the most vibrant economic markets of Arkansas. We wish him the best in his future ventures."


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